Exhibit 99.1

Aethlon Medical Announces Second Quarter Financial Results and Provides Corporate Update

SAN DIEGO, CA, November 1, 2019 -- Aethlon Medical, Inc. (Nasdaq: AEMD), a medical device technology company focused on developing products to diagnose and treat life and organ threatening diseases, today reported financial results for its second quarter ended September 30, 2019 and provided an update on recent developments.

Company Updates

Aethlon Medical, Inc. (Company or Aethlon) is continuing the development of its proprietary Hemopurifier, which is a first in class therapeutic device designed for the single use depletion of cancer-promoting exosomes and circulating viruses. The Hemopurifier has previously been designated a Breakthrough Device by the FDA for the treatment of glycosylated viruses, including Ebola and other hemorrhagic fever viruses, and in late 2018 was additionally designated as a Breakthrough Device “…for the treatment of individuals with advanced or metastatic cancer who are either unresponsive to or intolerant of standard of care therapy, and with cancer types in which exosomes have been shown to participate in the development or severity of the disease….”.

Aethlon is currently preparing for the initiation of clinical trials in patients with advanced and metastatic cancers. The Company is initially focused on the treatment of solid tumors, including head and neck cancer, gastrointestinal cancers and other cancers. In September 2019, the Company filed an Investigational Device Exemption (IDE) application to support an initial Early Feasibility Study (EFS) in patients with advanced and/or metastatic head and neck cancer, which was approved by FDA on October 4, 2019 subject to submission of a final patient informed consent form. The Company is currently preparing to initiate a 10 to 12 subject EFS in patients with advanced and/or metastatic head and neck cancer. The EFS will be performed at a major academic research center to investigate the combination of the Hemopurifier with standard of care pembrolizumab (Keytruda®).

Through the Company’s majority owned subsidiary, Exosome Sciences, Inc., a collaboration was recently initiated with Hoag Hospital Systems of Newport Beach, California to identify exosomal liquid biopsy markers in patients with, and at risk for, pancreas and other cancers. In addition, on September 12, 2019, Aethlon was awarded a $1.86 million Phase II contract from the National Cancer Institute (NCI) under the Small Business Innovative Research (SBIR) program to develop a benchtop instrument to isolate and characterize exosomes in cancer. This award followed on the successful completion of a Phase I program that was completed in June 2018.

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Financial Results for Second Quarter Ended September 30, 2019

The Company’s net loss was approximately $1.7 million, or $(1.29) per share, for the second quarter ended September 30, 2019, compared to a net loss of approximately $1.4 million, or $(1.17) per share, for the quarter ended September 30, 2018.

The Company’s consolidated operating expenses for the quarter ended September 30, 2019 were approximately $1.70 million, compared to approximately $1.35 million for the quarter ended September 30, 2018. The increase of approximately $350,000 in 2019 was due to increases in professional fees of $360,000 and in general and administrative expenses of $71,000, which were partially offset by a decrease in payroll and related expenses of $75,000.

The $360,000 increase in professional fees in 2019 was primarily due to a $279,000 increase in legal fees, a $69,000 increase in accounting fees and a $65,000 payment to the University of Pittsburgh, a subcontractor on our SBIR breast cancer grant related to their work on that grant. The increase in legal and accounting fees related to increased activity in our registration statement filings and in intellectual property actions, among other matters.

The $71,000 increase in general and administrative expenses in 2019 was primarily due to the combination of a $21,000 increase in our clinical trial expense, primarily costs associated with the manufacturing of Hemopurifiers for an expected clinical trial in the cancer space, and a $45,000 increase in our lab supplies expense, primarily related to the SBIR breast cancer grant and lab work related to the IDE application.

The $75,000 decrease in payroll and related expenses in the quarter ended September 30, 2019 was due to the combination of a $65,000 reduction in our cash-based compensation expense and a $10,000 decrease in stock-based compensation compared the same period in 2018.

Other expense during the three months ended September 30, 2019 consisted of interest expense and a loss on share for warrant exchanges and during the three months ended September 30, 2018, consisted of interest expense only. Other expense for the three months ended September 30, 2019 was approximately $4,400, in comparison with other expense of approximately $55,000 for the three months ended September 30, 2018.

At September 30, 2019, the Company had a cash balance of approximately $800,000. Since September 30, 2019, Company has raised approximately $473,000 under its at-the-market facility and billed the NCI for approximately $207,000 under our Phase 2 Melanoma Cancer Contract with the NCI.

On October 29, 2019, Nasdaq notified the Company that it has regained compliance with Nasdaq’s minimum bid price continued listing requirement.

The unaudited condensed consolidated balance sheet for September 30, 2019 and the unaudited condensed consolidated statements of operations for the three and six months ended September 30, 2019 and 2018 follow at the end of this release.

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Conference Call

The Company will hold a conference call today, Friday, November 1, 2019 at 4:30 p.m. Eastern Time to review financial results and recent corporate developments. Following management's formal remarks, there will be a question and answer session.

To listen to the call by phone, interested parties within the U.S. should call 1-844-836-8741 and International callers should call 1-412-317-5442. All callers should ask for the Aethlon Medical, Inc. conference call.

A replay of the call will be available approximately one hour after the end of the call through November 8, 2019. The replay can be accessed via Aethlon’s website or by dialing 1-877-344-7529 (domestic) or 1-412-317-0088 (international) or Canada Toll Free at 1-855-669-9658. The replay conference ID number is 10136640.

About Aethlon and the Hemopurifier®

Aethlon is focused on addressing unmet needs in global health. The Aethlon Hemopurifier is a clinical- stage immunotherapeutic device designed to combat cancer and life-threatening viral infections. In cancer, the Hemopurifier depletes the presence of circulating tumor-derived exosomes that promote immune suppression.

These tumor derived exosomes also seed the spread of metastases and inhibit the benefit of leading cancer therapies. The Hemopurifier® is an FDA designated "Breakthrough Device" related to the treatment of individuals with advanced or metastatic cancer who are either unresponsive to or intolerant of standard of care therapy, and with cancer types in which exosomes have been shown to participate in the development or severity of the disease cancer. The Hemopurifier also holds a Breakthrough Device designation related to life-threatening viruses that are not addressed with approved therapies.

Aethlon also owns 80% of Exosome Sciences, Inc., which is focused on the discovery of exosomal biomarkers to diagnose and monitor cancer and neurological disease progression. Additional information can be found online at www.AethlonMedical.com and www.ExosomeSciences.com.

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Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Statements containing words such as "may," "believe," "anticipate," "expect," "intend," "plan," "project," "will," "projections," "estimate," "potentially" or similar expressions constitute forward-looking statements. Such forward-looking statements are subject to significant risks and uncertainties and actual results may differ materially from the results anticipated in the forward-looking statements. These forward-looking statements are based upon Aethlon’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Factors that may contribute to such differences include, without limitation, the Company’s ability to raise additional funds, its ability meet and maintain the minimum stockholders' equity requirements and to maintain the minimum bid price requirement of the Nasdaq Capital Market, or any other national securities exchange, the Company’s ability to successfully complete the Company’s planned studies with its Hemopurifier or that Exosome Sciences’ Inc.’s collaboration with Hoag Hospital Systems will be successful, and other potential products and other risks. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. Additional factors that could cause results to differ materially from those anticipated in forward-looking statements can be found under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended March 31, 2019, and in the Company's other filings with the Securities and Exchange Commission, including its quarterly Reports on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except as may be required by law, the Company does not intend, nor does it undertake any duty, to update this information to reflect future events or circumstances.

Company Contact:

Jim Frakes, CFO

jfrakes@aethlonmedical.com

858-459-7800 extension 3300

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AETHLON MEDICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

	September 30, 2019	March 31, 2019

ASSETS
CURRENT ASSETS
Cash	$785,658	$3,828,074
Prepaid expenses	114,036	210,042

TOTAL CURRENT ASSETS	899,694	4,038,116

Property and equipment, net	124,833	6,021
Right-of-use asset	183,018	–
Patents, net	62,086	66,668
Deposits	12,159	12,159

TOTAL NONCURRENT ASSETS	382,096	84,848

TOTAL ASSETS	$1,281,790	$4,122,964

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	586,960	131,931
Due to related parties	101,462	83,654
Convertible notes payable, net	–	962,301
Lease liability, current portion	94,885	–
Deferred revenue	100,000	–
Other current liabilities	285,211	646,000

TOTAL CURRENT LIABILITIES	1,168,518	1,823,886

NONCURRENT LIABILITIES
Lease liability, less current portion	92,600	–
TOTAL NONCURRENT LIABILITIES	92,600	–

TOTAL LIABILITIES	1,261,118	1,823,886

COMMITMENTS AND CONTINGENCIES

EQUITY

Common stock, par value of $0.001, 30,000,000 shares authorized; 1,337,259 and 1,266,979 issued and outstanding	1,338	19,004
Additional-paid in capital	109,571,708	108,058,538
Accumulated deficit	(109,423,894)	(105,652,433)

TOTAL STOCKHOLDERS' EQUITY BEFORE NONCONTROLLING INTERESTS	149,152	2,425,109

Noncontrolling interests	(128,480)	(126,031)

TOTAL STOCKHOLDERS' EQUITY	20,672	2,299,078

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,281,790	$4,122,964

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AETHLON MEDICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

For the three and six month periods ended June 30, 2019 and 2018

	Three Months	Three Months	Six Months	Six Months
	Ended 9/30/19	Ended 9/30/18	Ended 9/30/19	Ended 9/30/18

Government contract revenue	$–	$–	$30,000	$149,625

OPERATING COSTS AND EXPENSES
Professional fees	762,337	403,044	1,369,915	852,479
Payroll and related	597,526	672,279	1,203,521	1,274,844
General and administrative	342,339	271,631	724,955	466,528
	1,702,202	1,346,954	3,298,391	2,593,851

OPERATING LOSS	(1,702,202)	(1,346,954)	(3,268,391)	(2,444,226)

OTHER (INCOME) EXPENSE
Loss on debt extinguishment	–	–	447,011	–
Loss on share for warrant exchanges	4,403	–	4,403	–
Interest and other debt expenses	21	55,106	54,106	110,210
	4,424	55,106	505,520	110,210

NET LOSS	$(1,706,626)	$(1,402,060)	$(3,773,911)	$(2,554,436)

Loss attributable to noncontrolling interests	(1,589)	(8,715)	(2,450)	(14,864)

NET LOSS ATTRIBUTABLE TO AETHLON MEDICAL, INC.	$(1,705,037)	$(1,393,345)	$(3,771,461)	$(2,539,572)

Basic and diluted net loss available to common stockholders per share	$(1.29)	$(1.17)	$(2.91)	$(2.14)

Weighted average number of common shares outstanding	1,317,418	1,185,949	1,294,206	1,184,795

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